Exhibit 99.1
NEXCEN BRANDS, INC.
UNAUDITED PROFORMA FINANCIAL STATEMENTS
     The following unaudited pro forma condensed combined financial statements assume the disposition by NexCen Brands, Inc. (the “Company”) of all of the outstanding mortgage backed securities (“MBS”). The unaudited pro forma condensed combined financial statements are based on the historical financial statements of the Company, after giving effect to the Company’s disposition of the MBS as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
     At the 2006 annual stockholders meeting, which was held on October 31, 2006, the Company’s stockholders approved the sale of its remaining mortgage backed securities (“MBS”) portfolio for the purpose of discontinuing its MBS business and allocating all cash proceeds from such sale to the growth and development of the Company’s intellectual property (“IP”) business. One security was sold and settled on October 31, 2006, with the remainder sold pursuant to forward sale arrangements which will settle on November 21, 2006. The Company expects to recognize a gain in the fourth quarter of 2006 of approximately $743,000 relating to the sale of these bonds.
     Prior to this disposition, the fair value of the MBS and interest receivable were reported in current assets. The amount of net cash that the Company’s receives from the disposition of the MBS will continue to be included as a current asset, but will be recorded as part of “Cash and cash equivalents,” along with interest receivable, on a pro forma basis.
     As a result of the disposition of the MBS, the Company will no longer report any net interest income from MBS, any realized gains or losses from sales of MBS or any other than temporary losses recognized as a result of impairments to our MBS. Available cash not used to fund the Company’s IP strategy will be invested in short-term securities and will generate non-operating interest income. We have not included pro forma adjustments to reflect the potential revenues or non-operating interest income from the reallocation of the MBS sale proceeds. Also on a pro forma basis, the Company will no longer incur investment advisor fees. Investment advisor fees were $44,000 and $90,000 for the three and six months ended June 30, 2006, respectively. On August 21, 2006, the Company notified FBR that it was terminating its Investment Management Agreement, dated June 8, 2004, with FBR, and such termination will become effective in November 2006.
     The unaudited pro forma condensed combined balance sheet as of June 30, 2006 is presented as if the MBS disposition had occurred on June 30, 2006. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 is presented as if the disposition had taken place on January 1, 2005 and was carried forward through December 31, 2005. The unaudited pro forma condensed combined statement of operations for the six month period ended June 30, 2006 is presented as if the disposition had taken place on January 1, 2006 and was carried forward through June 30, 2006.
     The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of the Company that would have been reported had the disposition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the Company.
     The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company included in our annual report on Form 10-K and our quarterly reports on Form 10-Q.
     The Company’s condensed consolidated financial statement that will be disclosed is its Form 10-Q for the period ending September 30, 2006 will present the MBS information in continuing operations because the MBS disposition did not occur until the fourth quarter of 2006. The Company intends to file its Form 10-Q for the period ended September 30, 2006 on or before November 9, 2006.
NEXCEN BRANDS, INC.
UNAUDITED PRO FORMA BALANCE SHEET
AS OF JUNE 30, 2006
(IN THOUSANDS)

		Pro Forma
	Historical	Adjustments	Pro Forma
ASSETS
Cash and cash equivalents	$29,570	$87,713	$117,283
Mortgage-backed securities, at fair value	$87,360	$(87,360)	$—
Interest receivable	$558	$(353)	$205
Restricted cash	$8,633	$—	$8,633
Property and equipment, net	$320	$—	$320
Prepaid expenses and other assets	$854	$—	$854
Goodwill	$9,946	$—	$9,946
Intangible assets, net	$4,523	$—	$4,523

Total assets	$41,764	$—	$141,764

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$3,412	$—	$3,412
Repurchase agreements	$—	$—	$—
Accrued employee compensation and benefits	$384	$—	$384
Accrued interest payable	$—	$—	$—
Accrued restructuring costs	$789	$—	$789
Other liabilities	$1,039	$—	$1,039

Total liabilities	$5,624	$—	$5,624

Stockholders’ equity	$136,140	$—	$136,140

Total liabilities and stockholders’ equity	$141,764	$—	$141,764

NEXCEN BRANDS, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2006
(IN THOUSANDS, EXCEPT PER SHARE DATA)

		Pro Forma
	Historical	Adjustments	Pro Forma
Interest income from mortgaged-backed securities	$3,556	$(3,556)	$—
Interest income from cash and cash equivalents	$356	$(356)	$—
Interest expense on repurchase agreements	$(1,354)	$1,354	$—

	$2,558	$(2,558)	$—

Loss sale of mortgage-backed securities	$(490)	$490	$—
Other than temporary impairment on mortgage-backed securities	$(552)	$552	$—
Other income	$82	$—	$82
Advisory and other fees	$11	$—	$11

	$(949)	$1,042	$93

Operating expenses:
Selling, general and administrative expenses	$(2,865)	$—	$(2,865)
Investment advisor fees	$(90)	$90	$—
Depreciation and amortization	$(49)	$—	$(49)
Restructuring charge	$(789)	$—	$(789)

Total operating expenses	$(3,793)	$90	$(3,703)

Operating loss	$(2,184)	$(1,426)	$(3,610)

Other interest income	$542	$	$542
Investment loss	$—	$—	$—

(Loss) from continuing operations	$(1,642)	$(1,426)	$(3,068)

(Loss) income from discontinued operations	$(11)	$1,426	$1,415

Net loss	$(1,653)	$—	$(1,653)

Loss per share (basic and diluted) from continuing operations	$(0.04)	$(0.03)	$(0.07)
Income per share (basic and diluted) from discontinued operations	$—	$0.03	$0.03

Loss per share (basic and diluted)	$(0.04)	$—	$(0.04)

Weighted average shares outstanding
Basic shares	45,460	45,460	45,460
Diluted shares	45,460	45,460	45,460

NEXCEN BRANDS, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2005
(IN THOUSANDS, EXCEPT PER SHARE DATA)

		Pro Forma
	Historical	Adjustments	Pro Forma
Interest income from mortgaged-backed securities	$9,775	$(9,775)	$—
Interest income from cash and cash equivalents	$328	$(328)	$—

Interest expense on repurchase agreements	$(5,435)	$5,435	$—

	$4,668	$(4,668)	$—

Gain on sale of mortgage-backed securities	$264	$(264)	$—
Other than temporary impairment on mortgage-backed securities	$(3,993)	$3,993	$—
Other income	$231	$—	$231
Advisory and other fees	$—	$—	$—

	$(3,498)	$3,729	$231

Operating expenses:
Selling, general and administrative expenses	$(5,089)	$—	$(5,089)
Investment advisor fees	$(386)	$386	$—
Depreciation and amortization	$(159)	$—	$(159)
Restructuring charge	$7	$—	$7

Total operating expenses	$(5,627)	$386	$(5,241)

Operating loss	$(4,457)	$(553)	$(5,010)

Other interest income	$1,150	$—	$1,150
Investment loss	$(19)	$—	$(19)

(Loss) from continuing operations	$(3,326)	$(553)	$(3,879)

(Loss) income from discontinued operations	$(1,194)	$553	$(641)

Net loss	$(4,520)	$—	$(4,520)

Loss per share (basic and diluted) from continuing operations	$(0.07)	$(0.01)	$(0.08)
Loss per share (basic and diluted) from discontinued operations	$(0.03)	$0.01	$(0.02)

Loss per share (basic and diluted)	$(0.10)	$—	$(0.10)

Weighted average shares outstanding
Basic shares	44,006	44,006	44,006
Diluted shares	44,006	44,006	44,006